As filed with the Securities and Exchange Commission on October 28, 2015

Registration No. 333-205452

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 4

ON

FORM S-3

TO

REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

CalAtlantic Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0475989
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15360 Barranca Parkway, Irvine, California 92618

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Full title of the plan)

John P. Babel, Esq.

Executive Vice President, General Counsel and Secretary

15360 Barranca Parkway

Irvine, California 92618

(949) 789-1600

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey E. Beck

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, Arizona 85004

(602) 382-6000

and

Robb L. Tretter, Esq.

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

(212) 596-9000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

CalAtlantic Group, Inc. is filing this Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement on Form S-4 (File No. 333-205452) solely for the purpose of filing with the Securities and Exchange Commission Exhibit 5.2 to the Registration Statement. No changes or additions are being made hereby to the prospectus that forms a part of this Registration Statement on Form S-3. Accordingly, the prospectus has not been included in this filing.

i

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by us in connection with the offering of our securities being registered hereby.

SEC Registration Fee	$—	*
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	3,500
Printing and Miscellaneous	2,000

Total	$10,500

*	Previously paid in connection with the original filing of this Registration Statement on Form S-4.

Item 15.	Indemnification of Directors and Officers.

CalAtlantic is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of CalAtlantic under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. CalAtlantic’s Second Amended and Restated Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, CalAtlantic will indemnify any person (and the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of CalAtlantic or is or was serving at the request of CalAtlantic as a director or officer of another corporation or enterprise. CalAtlantic may, in its discretion, similarly indemnify its employees and agents.

CalAtlantic has entered into indemnification agreements with its officers and directors.

CalAtlantic’s Second Amended and Restated Certificate of Incorporation relieves its directors from monetary damages to CalAtlantic or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

CalAtlantic currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of CalAtlantic.

Item 16.	Exhibits.

See Exhibit Index attached to this registration statement and incorporated by reference herein.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of CalAtlantic Group, Inc.’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 28th day of October, 2015.

CALATLANTIC GROUP, INC.

By	/s/ John P Babel, Esq.
John P. Babel, Esq.
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

	Signature	Title	Date

	* Larry T. Nicholson	President, Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2015

	* Scott D. Stowell	Executive Chairman and Director	October 28, 2015

	* Jeff J. McCall	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 28, 2015

	* Bruce A. Choate	Director	October 28, 2015

	* Douglas C. Jacobs	Director	October 28, 2015

	* William L. Jews	Director	October 28, 2015

	* David J. Matlin	Director	October 28, 2015

	* Robert E. Mellor	Director	October 28, 2015

	* Norman J. Metcalfe	Director	October 28, 2015

	* Peter Schoels	Director	October 28, 2015

	* Charlotte St. Martin	Director	October 28, 2015

*	By /s/ John P. Babel John P. Babel	Attorney-in-fact	October 28, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1	Third Amended and Restated Agreement and Plan of Merger among Standard Pacific Corp. and The Ryland Group, Inc.	Previously filed and included as Annex A to the joint proxy statement included on the Registration Statement on Form S-4 filed by the Registrant on July 2, 2015 (333-205452) to which this Post-Effective Amendment No. 3 relates

4.1	Second Amended and Restated Certificate of Incorporation of CalAtlantic Group, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2015

4.2	Amended and Restated Bylaws of CalAtlantic Group, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 5, 2015

4.3	Certificate of Designations of CalAtlantic Group, Inc.	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on October 5, 2015

4.4	Amended and Restated Rights Agreement, dated as of December 20, 2011, between the Registrant and Mellon Investor Services LLC, as Rights Agent	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2011

4.5	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of October 30, 2014, by and between the Registrant and Computershare, Inc. (as successor in interest to Mellor Investor Services LLC) as Rights Agent	Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on October 31, 2014

4.6	Form of specimen of common stock certificate	Incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-3 filed on October 6, 2015

4.7	Amended and Restated Stockholders Agreement, dated June 14, 2015, between the Registrant and MP CA Homes, LLC	Incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on June 15, 2015

4.8	Amendment and Restatement of The Ryland Group, Inc. 2008 Equity Incentive Plan	Incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed by The Ryland Group, Inc. (File No. 001-08029)

4.9	The Ryland Group, Inc. 2011 Equity and Incentive Plan	Incorporated by reference to Exhibit 99 to the Current Report on Form 8-K filed by The Ryland Group, Inc. on March 24, 2011 (File No. 001-08029)

5.1	Opinion of Ropes & Gary LLP, as to the validity of the shares of CalAtlantic Group, Inc. common stock	Previously filed as Exhibit 5.1 to the Pre-Effective Amendment No. 2 on Registration Statement on Form S-4 filed on August 25, 2015 (333-205452) to which this Post-Effective Amendment No. 3 relates

5.2	Opinion of Snell & Wilmer L.L.P., as to the validity of the preferred share purchase rights	Filed herewith

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (Irvine, CA)	Previously filed as Exhibit 23.1 to the Post-Effective Amendment No. 3 on Form S-3 Registration Statement to which this Post-Effective Amendment No. 4 relates (333-205452)

23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm (Los Angeles, CA)	Previously filed as Exhibit 23.2 to the Post-Effective Amendment No. 3 on Form S-3 Registration Statement to which this Post-Effective Amendment No. 4 relates (333-205452)

23.3	Consent of Ropes & Gray LLP	See Exhibit 5.1

23.4	Consent of Snell & Wilmer L.L.P.	See Exhibit 5.2

24.1	Power of Attorney	Included in signature page to the Post-Effective Amendment No. 2 on Form S-3 Registration Statement to which this Post-Effective Amendment No. 3 relates (333-205452)